January 31, 2005

Securities and Exchange Commission 450 Fifth Street, NW Washington, DC 20549

This letter confirms that David Spuria and John Viola are authorized and designated to sign all securities related filings with the Securities and Exchange

Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.

Very truly yours,

/s/ Justin T. Chang

301 Commerce Street, Suite 3300, Forth Worth, TX 76102 817-871-4000 T ~ 817-871-4088 F